NEWS	Contact: Blake McCarthy - (713) 815-3535

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO Reports first quarter 2020 Results

HOUSTON, TX, April 27, 2020 — National Oilwell Varco, Inc. (NYSE: NOV) today reported first quarter 2020 revenues of $1.88 billion, compared to $2.28 billion for the fourth quarter of 2019 and $1.94 billion for the first quarter of 2019. Net loss for the first quarter of 2020 was $2.05 billion, which included non-cash, pre-tax charges (“other items”, see Other Corporate Items for additional detail) of $2.25 billion. Adjusted EBITDA (operating profit excluding depreciation, amortization, and other items) decreased $110 million sequentially to $178 million.

“NOV is persevering through a pandemic that is presenting historic and extraordinary challenges to the oil and gas industry on several fronts,” commented Clay Williams, Chairman, President, and CEO.   “Our team did a great job in the first quarter navigating government-mandated shutdowns, facility closures, and logistical challenges in many regions around the world to meet our customers’ needs, all while maintaining a safe working environment for our employees.”

“The current COVID-19 crisis is driving a historic drop in global demand for oil, which has resulted in the collapse of prices and forced unprecedented well shut-ins.  While we find ourselves in what is likely to be one of the most severe downturns in our industry’s 161-year history, NOV is well-positioned to weather the storm, with a strong balance sheet, ample liquidity, and a focus on cost control.  We expect this downturn to get much worse during the second quarter, so we are intensifying our cost-cutting efforts to position NOV appropriately for the challenges ahead.”

“Since year-end, we have raised our target for the cost-out program we initiated in the second quarter of 2019 by $395 million and we have reduced our planned 2020 capital expenditures by approximately 25% to $250 million. In times like these, NOV’s leading market positions, technology, global footprint, product portfolio diversity, and customer-focus are more critical than ever in ensuring that we both endure and prosper.”

Wellbore Technologies

Wellbore Technologies generated revenues of $691 million in the first quarter of 2020, a decrease of 10 percent from the fourth quarter of 2019 and a decrease of 14 percent from the first quarter of 2019. The sequential decline in revenue was primarily due to seasonality in international markets and lower drilling activity levels in North America. Operating loss was $663 million and included $715 million of other items. Adjusted EBITDA was $103 million.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $675 million in the first quarter of 2020, a decrease of 16 percent from the fourth quarter of 2019 and an increase of 16 percent from the first quarter of 2019. Deteriorating conditions in the North American completions market, seasonality and logistical disruptions from COVID-19-related restrictions contributed to the sequential decrease in results. Operating loss was $1,013 million and included $1,054 million in other items. Adjusted EBITDA was $71 million.

Orders booked during the quarter totaled $335 million, representing a book-to-bill of 81 percent when compared to the $416 million of orders shipped from backlog. At March 31, 2020, backlog for capital equipment orders for Completion & Production Solutions was $1.19 billion.

Rig Technologies

Rig Technologies generated revenues of $557 million in the first quarter of 2020, a decrease of 27 percent from the fourth quarter of 2019 and a decrease of eight percent from the first quarter of 2019. Operating loss was $202 million and included $238 million of other items. Adjusted EBITDA was $56 million.  Revenues were impacted by lower sales of capital equipment and a decrease in aftermarket revenues, due in part to COVID-19-related disruptions.

Orders booked during the quarter totaled $146 million, representing a book-to-bill of 70 percent when compared to the $208 million of orders shipped from backlog. At March 31, 2020, backlog for capital equipment orders for Rig Technologies was $2.93 billion.

Other Corporate Items

During the first quarter the Company evaluated the carrying value of its long-lived assets due to several market indicators hitting new decade-lows. Based on the evaluation, the Company recorded a charge of $2.12 billion to write down goodwill, intangible assets, fixed assets and an investment in an unconsolidated affiliate. The Company also recognized $132 million in inventory, severance and facility closure charges during the first quarter. See reconciliation of Adjusted EBITDA to Net Income.

As of March 31, 2020, the Company had total debt of $2.0 billion, with $2.0 billion available on its revolving credit facility, and $1.12 billion in cash and cash equivalents.

Significant Achievements

NOV’s employees are working to help support the global community during the COVID-19 pandemic.  These efforts include donating personal protective equipment and cleaning supplies to front line emergency personnel and delivering portable generation systems from NOV’s WellSite Services business to provide critical power and air-conditioning to COVID-19 quarantine, testing and distribution centers.  Additionally, an NOV engineer helped design a low-cost mechanical ventilator and is now working with the Massachusetts Institute of Technology to validate the design and create a 3D model that will be used to print the ventilator using additive manufacturing.

NOV was awarded an integrated drilling equipment package to upgrade an offshore semi-tender rig. The package includes key NOV technologies including the drilling control system, hoisting and drill floor equipment, pressure control equipment, and solids control systems. The completed rig will drill on a long-term contract for a major oil company in Asia.

NOV was awarded contracts from a major Japanese construction company for the design and equipment package associated with an offshore wind turbine installation vessel scheduled for delivery in late 2022. The jack-up vessel will be able to efficiently construct 10-12 MW-class offshore wind power generation turbines and will be the third of its kind in the region, all of which have been designed by NOV.

NOV's 14½-in. TKC76 ION™ 3D cutter technology achieved new ROP records in both the Balam and the Maloob fields in the Marine Region in Mexico. In the Balam field, the bit drilled 4,511 ft on a rotary steerable assembly to maintain verticality, reaching an average ROP of 138.52 ft/hr for the entire section. This represents a 10% ROP increase from the previous record. In the Maloob field, the bit drilled 5,121 ft, reaching an average ROP of 96.56 ft/hr for the section in one single run through different lithologies, including the highly interbedded Eocene formations and the challenging Upper Paleocene formations that contain calcareous shale and traces of mudstone. This represents a 20% ROP increase compared to the best offset, all while showing minimum wear.

NOV booked its first mooring tension dampener system contract with a major international operator for a floating liquefied natural gas (FLNG) facility operating on a project in Africa. The system uses proven technology from wireline riser tensioner systems in a new application.

NOV deployed its Vector™ Rotary Steerable System (RSS) for the first time in Australia, marking the milestone of Vector RSS tools’ deployment on all six inhabited continents. The VectorZIEL 600 tool successfully geo-steered a 5,700 ft horizontal section through a tight coal gas seam in a single run. The run also incorporated NOV’s new ReedHycalog™ Tektonic™ 8½-in. TK56 bit equipped with the ION™ 4DX shaped cutter technology and demonstrated NOV’s ability to outperform a competitor in terms of ROP, vibration, and steerability, exceeding the customer’s expectations.

NOV delivered an APL™ buoy turret loading (BTL) system to the Jubilee field in West Africa that will operate in approximately 3,000 ft of water and allow commercial tankers to offload up to one million bbl of oil in 27 hours. APL went 200,000 man-hours without a single lost-time incident, highlighting this business unit’s safety culture and commitment to excellence.

NOV signed a four-year contract to supply more than 85 miles of oil production, gas lift and water injection flexible pipe for post-salt fields in Brazil.

NOV successfully signed a new drill bit contract with a national oil company in the Middle East after demonstrating the substantial value created for the customer by using ReedHycalog™ drill bits. The new contract is more than double the value of the previous agreement NOV had with the customer.

NOV was awarded a contract to use Thru-Kote™ sleeves and TK fittings to internally coat nearly 60 km of pipeline for the Llanito and Casabe fields in Colombia. This will represent the region’s first major internally-coated pipeline.

NOV expanded its optimization services offerings by introducing two new products that expand the use of its IntelliServ™ high-speed telemetry technology. First, NOV introduced its iCon-RT tool, which leverages IntelliServ’s real-time, broadband data transmission to optimize completion operations. Leveraging NOV’s BlackStream technology, iCon-RT arms operators with the necessary information to optimize well efficiencies by meaningfully reducing completion installation times, increasing initial production, and confronting the most challenging completion jobs with full transparency into downhole conditions. NOV also introduced its new data while tripping (DWT) device, which provides previously unavailable real-time data during tripping operations by combing along string measurement (ASM), enhanced measurement system (EMS), and the WDP network, and overcoming the historical need to use a drillpipe’s fixed connection to the top drive and pumping operations to provide real-time, high-speed data delivery while tripping.  The tool was deployed on two rigs in the North Sea to monitor downhole conditions in real time, including equivalent fluid density (EFD) values along the string that provide unique views into swab and surge events, which allows for faster and safer tripping operations.

First Quarter Conference Call

NOV will hold a conference call to discuss its first quarter 2020 results on April 28, 2020 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

National Oilwell Varco (NYSE: NOV) is a leading provider of technology, equipment, and services to the global oil and gas industry that supports customers’ full-field drilling, completion, and production needs. Since 1862, NOV has pioneered innovations that improve the cost-effectiveness, efficiency, safety, and environmental impact of oil and gas operations. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,		December 31,
	2020	2019	2019
Revenue:
Wellbore Technologies	$691	$807	$764
Completion & Production Solutions	675	581	799
Rig Technologies	557	603	759
Eliminations	(40)	(51)	(41)
Total revenue	1,883	1,940	2,281
Gross profit	224	256	376
Gross profit %	11.9%	13.2%	16.5%

Selling, general, and administrative	283	304	289
Goodwill and indefinite-lived intangible asset impairment	1,378	—	426
Long-lived asset impairment	513	—	10
Operating profit (loss)	(1,950)	(48)	(349)
Interest and financial costs	(22)	(25)	(25)
Interest income	3	6	4
Equity income (loss) in unconsolidated affiliates	(233)	—	(7)
Other income (expense), net	(3)	(18)	(54)
Income (loss) before income taxes	(2,205)	(85)	(431)
Provision (benefit) for income taxes	(156)	(10)	(46)
Net income (loss)	(2,049)	(75)	(385)
Net (income) loss attributable to noncontrolling interests	(2)	2	—
Net income (loss) attributable to Company	$(2,047)	$(77)	$(385)
Per share data:
Basic	$(5.34)	$(0.20)	$(1.01)
Diluted	$(5.34)	$(0.20)	$(1.01)
Weighted average shares outstanding:
Basic	383	380	382
Diluted	383	380	382

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,115	$1,171
Receivables, net	1,879	1,855
Inventories, net	2,032	2,197
Contract assets	639	643
Other current assets	237	247
Total current assets	5,902	6,113

Property, plant and equipment, net	2,003	2,354
Lease right-of-use assets	610	674
Goodwill and intangibles, net	2,049	3,659
Other assets	126	349
Total assets	$10,690	$13,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$662	$715
Accrued liabilities	888	949
Contract liabilities	470	427
Current portion of lease liabilities	115	114
Accrued income taxes	28	42
Total current liabilities	2,163	2,247

Lease liabilities	646	674
Long-term debt	2,002	1,989
Other liabilities	325	393
Total liabilities	5,136	5,303

Total stockholders’ equity	5,554	7,846
Total liabilities and stockholders’ equity	$10,690	$13,149

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(2,049)	$(75)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	105	177
Long-lived asset impairment	1,891	—
Working capital and other operating items, net	92	(140)
Net cash provided by (used by) operating activities	39	(38)

Cash flows from investing activities:
Purchases of property, plant and equipment	(68)	(43)
Business acquisitions, net of cash acquired	—	(65)
Other	15	1
Net cash used in investing activities	(53)	(107)

Cash flows from financing activities:
Cash dividends paid	(19)	(19)
Other	(24)	(1)
Net cash used in financing activities	(43)	(20)
Effect of exchange rates on cash	1	8
Decrease in cash and cash equivalents	(56)	(157)
Cash and cash equivalents, beginning of period	1,171	1,427
Cash and cash equivalents, end of period	$1,115	$1,270

NATIONAL OILWELL VARCO, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

The Company discloses Adjusted EBITDA (defined as Operating Profit excluding Depreciation, Amortization and, when applicable, Other Items) in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations. The Company uses Adjusted EBITDA internally to evaluate and manage the business. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other items include impairment charges, inventory charges and severance and other restructuring costs.

	Three Months Ended
	March 31,		December 31,
	2020	2019	2019
Operating profit (loss):
Wellbore Technologies	$(663)	$19	$(317)
Completion & Production Solutions	(1,013)	(35)	57
Rig Technologies	(202)	31	(23)
Eliminations and corporate costs	(72)	(63)	(66)
Total operating profit (loss)	$(1,950)	$(48)	$(349)

Other items:
Wellbore Technologies	$715	$(2)	$410
Completion & Production Solutions	1,054	11	13
Rig Technologies	238	2	114
Corporate	16	—	—
Total other items	$2,023	$11	$537

Depreciation & amortization:
Wellbore Technologies	$51	$100	$50
Completion & Production Solutions	30	52	26
Rig Technologies	20	23	21
Corporate	4	2	3
Total depreciation & amortization	$105	$177	$100

Adjusted EBITDA:
Wellbore Technologies	$103	$117	$143
Completion & Production Solutions	71	28	96
Rig Technologies	56	56	112
Eliminations and corporate costs	(52)	(61)	(63)
Total Adjusted EBITDA	$178	$140	$288

Reconciliation of Adjusted EBITDA:
GAAP net income (loss) attributable to Company	$(2,047)	$(77)	$(385)
Noncontrolling interests	(2)	2	—
Provision (benefit) for income taxes	(156)	(10)	(46)
Interest expense	22	25	25
Interest income	(3)	(6)	(4)
Equity (income) loss in unconsolidated affiliate	233	—	7
Other (income) expense, net	3	18	54
Depreciation and amortization	105	177	100
Other items	2,023	11	537
Total Adjusted EBITDA	$178	$140	$288